ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of July 24, 2025, by and among Brown Brothers Harriman & Co. ("BBH&Co."); Mitsubishi UFJ Trust and Banking Corporation, acting through its New York Branch or any other applicable branch (in such capacity, "Mitsubishi - New York"); Mitsubishi UFJ Trust and Banking Corporation, acting through its Tokyo office ("Mitsubishi - Head Office"); and Northern Lights Fund Trust IV, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as an open-end management investment company on behalf of each of the series listed on Schedule I to the SLAA (as defined below) ("Client").

WHEREAS, BBH&Co. and Client are parties to that certain Amended and Restated Securities Lending Agency Agreement together with all schedules, annexes, and ancillary agreements, addenda, amendments, supplements, instructions, power of attorneys, confirmations, declarations and related representations and warranties related thereto (together, the "SLAA") dated as of July 31, 2019; and

WHEREAS, under the terms of the SLAA, BBH&Co. as agent for Client has entered into securities loans with various borrowers approved by Client (each, an "Approved Borrower") under the terms of the securities loan agreements between BBH&Co. as agent for Client and such Approved Borrowers; and

WHEREAS, BBH&Co., Mitsubishi - New York and Mitsubishi - Head Office have entered into an arrangement pursuant to which (a) BBH&Co. has agreed to transfer to Mitsubishi - New York and Mitsubishi -New York has agreed to assume all of BBH&Co.'s rights and interest in its securities lending business, including its rights in, to and under the SLAA; and (b) BBH&Co. has agreed to transfer to Mitsubishi - Head Office and Mitsubishi - Head Office has agreed to assume all of BBH&Co.'s indemnification obligations under the SLAA (the ("Indemnification Obligations"); and

WHEREAS, the parties desire to document the assignment and assumption of the rights and obligations under the SLAA.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Transfer, Assignment and Assumption from BBH&Co. to Mitsubishi - New York. On or about September 30, 2025, which date will be confirmed to Client no fewer than five business days prior to its effectiveness (the "Transfer Date"), BBH&Co. shall transfer and assign to Mitsubishi - New York, Mitsubishi - New York shall assume, all of BBH&Co.'s rights, title and interest in and to the SLAA and all of BBH&Co.'s obligations and liabilities under the SLAA whether arising prior to or after the Transfer Date (other than the Indemnification Obligations), in each case subject to the amendments effected pursuant to Section 3, hereto (collectively, the "Rights and Obligations"), and Client consents to such transfer and assignment. Mitsubishi - New York hereby agrees that on and after the Transfer Date, (a) it shall perform all obligations of BBH&Co. under and shall be bound by and entitled to the benefits of and under the SLAA and (b) it shall be recognized as BBH&Co.'s successor-in-interest in and to the Rights and Obligations. Furthermore, as of the Transfer Date, any outstanding securities loan transaction will become subject to the securities loan agreement between Mitsubishi - New York and the relevant Approved Borrower.

2. Assumption of Assignment by Mitsubishi:- Head Office. On and after the Transfer Date, BBH&Co. shall transfer and assign to Mitsubishi - Head Office and Mitsubishi - Head Office hereby accepts the assignment and assumes and agrees to pay and perform all of the outstanding, unperformed and/or unpaid Indemnification Obligations of BBH&Co. under the SLAA and to be bound by the terms of the Indemnification Obligations as set forth in the SLAA as if Mitsubishi - Head Office were an original party to the SLAA, in lieu of BBH&Co. For the avoidance of doubt, the Indemnification Obligations will not become the Obligations of Mitsubishi - New York, and Client shall have no recourse to Mitsubishi - New York with respect to the Indemnification Obligations assumed by Mitsubishi - Head Office.

3. Certain Acknowledgements. Each of Client, Mitsubishi - New York and Mitsubishi - Head Office acknowledges and agrees that, on and after the Transfer Date (a) BBH&Co. and its affiliates and representatives will no longer have any obligations under the SLAA; and (b) BBH&Co. will not have any liability to Client, Mitsubishi - New York or Mitsubishi - Head Office, on behalf of itself and each of its affiliates, such party's and its affiliates' respective partners, officers, directors, employees, agents and representatives, and each such person's respective successors and assigns (the "Releasors") for any damages, losses, payments, judgments, out-of-pocket costs, expenses or fees (including reasonable and documented legal fees, financial advisor's fees or other fees), liabilities, obligations, taxes, interests, awards and penalties, including as a result of any action by a governmental entity directly or indirectly relating to, arising out of, or resulting from Mitsubishi - New York's or any of its affiliates' provision of securities lending services ("Losses"). Each of Client, Mitsubishi - New York and Mitsubishi - Head Office further agrees that on and after the Transfer Date, the SLAA shall be amended, as set forth in Exhibit A hereto.

4. Release. Each of the Releasors does, to the fullest extent permitted by law, effective upon the Transfer Date hereby unconditionally release, waive and discharge, BBH&Co. and each of its affiliates, and its and their respective partners, officers, directors, employees, agents and representatives, and its and their respective successors and assigns (collectively, the "Releasees"), from and with respect to any and all Losses, rights, actions, causes of action, security interests, accounts, debts, demands, agreements, promises, controversies, charges, and judgments, ("Claims"), of any kind, nature or description, whether known or unknown, disclosed or undisclosed, matured or not matured, liquidated or not liquidated, fixed or contingent howsoever arising, whether based on any law or right of action, which Releasors, or any of them, ever had, now or may have against the Releasees, or any of them, to the extent arising out of, relating to or resulting from, the SLAA or Mitsubishi - New York and Mitsubishi - Head Office or their respective affiliates' provision of securities lending services to Client, in each case to the extent arising from and after the Transfer Date (the "Released Matters"). The release contemplated by this Section 4 is intended to be as broad as permitted by law and is intended to, and does, extinguish all Claims of any kind whatsoever, whether in law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions with respect to the Released Matters. Each of the Releasors hereby expressly waives to the fullest extent permitted by law the provisions, rights and benefits of California Civil Code Section 1542 (or any similar law), which provides:

"A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."

Nothing in this Section 4 shall (a) constitute a release by any Releasee for any Claim arising under this Agreement or arising prior to the Transfer Date, or (b) release, waive or modify any rights pursuant to any other agreements, arrangements, or understandings between the parties other than the SLAA. For the avoidance of doubt, neither (a) nor (b) in the immediately preceding sentence shall constitute Released Matters.

 5. Appointment by Mitsubishi - New York of one or more Custodians of Collateral; Instructions. Client further acknowledges and agrees that, under the terms of the SLAA, Mitsubishi - New York may appoint Mitsubishi UFJ Investor Services & Banking (Luxembourg) S.A., JP Morgan Chase Bank, National Association, the Bank of New York, Euroclear, Clearstream or any other custodian or depository, including Mitsubishi - New York or an affiliate, as a custodian (each, a "Custodian") of collateral and other assets to be held in connection with securities loan transactions. Client hereby approves any such appointment and authorizes Mitsubishi - New York to give instructions to any such Custodian to deliver, receive, or otherwise transfer securities, collateral, and investments on behalf of Client, in order to facilitate the securities loan transactions. Client acknowledges that collateral may be commingled and held in a combined, joint or omnibus account at Custodian, it being understood that Mitsubishi - New York shall separately reflect the interests and transactions of Client on Mitsubishi - New York's books and records. Client understands and agrees that where securities delivered to an omnibus account are fungible in nature, Client shall have the right to equivalent securities, rather than specific securities held in the omnibus account at any given time.

6. Notices. All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered or overnight mail, electronic message, facsimile, telex or courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient in accordance each party's notice details reflected below, or to such other person or addressees as may be designated in writing by the party to receive such notice. Notices shall be effective upon receipt.

If to BBH&Co.:

Brown Brothers Harriman & Co. 140 Broadway

New York, New York 10005

Attention: David Sternberg, General Counsel

Telephone: (212) 493-8354

Email: david.stemberg@bbh.com

If to Mitsubishi - New York:

Mitsubishi UFJ Trust and Banking Corporation, New York Branch

1221 Avenue of the Americas, 10th Floor

New York, NY 10020

Attention: Head of GSLS

Email: gsls.management@ny.tr.mufg.jp

With a copy (which shall not constitute notice) to:

Mitsubishi UFJ Trust and Banking Corporation, London Branch

24 Lombard Street, London EC4V 9AJ, United Kingdom

Attention: Head of GSLS

Email: gsls@ldn.tr.mufg.jp

If to Mitsubishi - Head Office:

Mitsubishi UFJ Trust & Banking

1-4-5 Marunouchi Chiyoda ku

Tokyo 100-8212

If to Client:

Northern Lights Fund Trust IV

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attn: Wendy Wang, President

With a copy to:

JoAnn M. Strasser

Thompson Hine LLP

41 South High Street, Suite 1700

Columbus, OH 43215

7. Further Assurances. The parties hereto agree that they shall take, and shall cause their respective affiliates to take, all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. The execution and delivery of this Agreement may be affected by facsimile or any other electronic means such as ".pdf' or ".jpg" files.

9. Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, this Agreement and all rights hereunder may not be assigned by any party except by prior written consent of the other parties. The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties.

10. GOVERNING LAW; JURISDICTION; Waiver of Jury Trial. This Agreement is governed by, and construed in accordance with, the law governing the SLAA. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MIGHT HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Assignment and Assumption Agreement to be executed on its behalf as of the date specified above.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Sarah A. Holmes
Name:	Sarah A. Holmes
Title:	Principal

MITSUBISI UFJ TRUST AND BANKING CORPORATION, ACTING THROUGH ITS NEW YORK BRANCH

By:	/s/ Shigeo Fujioka
Name:	Shigeo Fujioka
Title:	EVP, Head of Trust Business

MITSUBISI UFJ TRUST AND BANKING CORPORATION

By:	/s/ Maromi Oike
Name:	Maromi Oike
Title:	Executive Officer and General Manager, Global Investor Services Business Division

NORTHERN LIGHTS FUND TRUST IV

By:	/s/ Wendy Wang
Name:	Wendy Wang
Title:	President

EXHIBIT A

Amendments to the SLAA

As of the Transfer Date, the SLAA shall be modified by adding the following Fund instruction:

Hong Kong Listed Shares. With respect to Available Securities ("HK Shares") that are within scope of section 310 (duty of disclosure) of the Securities and Futures Ordinance of Hong Kong Special Administrative Region of the People's Republic of China, the Fund instructs Mitsubishi - New York that HK Shares may be used only for the purposes of securities lending only, and no other purpose, and on terms that the Approved Borrower delivers Collateral exceeding the market value of the HK Shares; that the Collateral is thereafter maintained in an amount at least equal to the daily market value of the HK Shares; and that the loan may be terminated on notice at any time.